Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE OF WISCONSIN

DEPARTMENT OF FINANCIAL INSTITUTIONS

MADISON, WISCONSIN

Written Agreement by and among

BAYLAKE CORP.

Sturgeon Bay, Wisconsin

BAYLAKE BANK

Sturgeon Bay, Wisconsin

FEDERAL RESERVE BANK OF CHICAGO

Chicago, Illinois

and

STATE OF WISCONSIN

DEPARTMENT OF

FINANCIAL INSTITUTIONS

Madison, Wisconsin

Docket Nos.	10-149-WA/RB-HC 10-149-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Baylake Corp., Sturgeon Bay, Wisconsin (“Baylake”), a registered bank holding company, and its subsidiary bank, Baylake Bank, Sturgeon Bay, Wisconsin (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Baylake, the Bank, the Federal Reserve Bank of Chicago (the “Reserve Bank”), and the State of Wisconsin Department of Financial Institutions (the “DFI”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on December 21, 2010, the boards of directors of Baylake and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing

Robert J. Cera to enter into this Agreement on behalf of Baylake and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Baylake, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Baylake, the Bank, the Reserve Bank, and the DFI agree as follows:

Source of Strength

1.

The board of directors of Baylake shall take appropriate steps to fully utilize Baylake’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R.  § 225.4(a)), to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Reserve Bank or the DFI.

Concentrations of Credit

2.

Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI an acceptable written plan to further reduce the Bank’s commercial real estate (“CRE”) concentrations. The plan shall, at a minimum, include a schedule for reducing and the means by which the Bank will reduce the level of CRE concentrations, and timeframes for achieving the reduced levels.

Asset Improvement

3.

The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank and the DFI that commenced on September 8, 2009 (the “Report of

Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof.  The board of directors or its committee shall document in writing the reasons for the extension of credit,  renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.  For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

4.

(a)

Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $500,000, including other real estate owned (“OREO”), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank’s problem loan list, or were adversely classified in the Report of Examination.

(b)

Within 30 days of the date that any additional loan, relationship, or other asset in excess of $500,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.

(c)

Within 45 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the DFI to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

5.

(a)

Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off.  Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the DFI.

(b)

Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17

(Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the DFI.  The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c)

Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI an acceptable written program for the maintenance of an adequate ALLL.  The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate.  The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis.  Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions.  The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.  During the term of this Agreement, the Bank shall submit to the Reserve Bank and the DFI, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

6.

Within 60 days of this Agreement, Baylake and the Bank shall submit to the Reserve Bank and the DFI an acceptable joint written plan to maintain sufficient capital at Baylake on a consolidated basis and the Bank as a separate legal entity on a stand-alone basis.  The plan shall, at a minimum, address, consider, and include:

(a)

Baylake’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors  (12 C.F.R. Part 225, App. A and D);

(b)

the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks:  Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)

the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;

(d)

the source and timing of additional funds to fulfill Baylake’s and the Bank’s future capital requirements; and

(e)

the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Baylake serve as a source of strength to the Bank.

7.

Baylake and the Bank shall notify the Reserve Bank and the DFI, in writing, no more than 30 days after the end of any calendar quarter in which any of Baylake’s consolidated capital ratios, or the Bank’s capital ratios (total risk-based, Tier 1, or leverage), fall below the approved capital plan’s minimum ratios.  Together with the notification, Baylake and the Bank shall submit an acceptable written plan that details the steps Baylake or the Bank, as appropriate, will take to increase Baylake’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Earnings Plan and Budget

8.

(a)

Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI a written business plan for 2011 to improve the Bank’s earnings and overall condition.  The plan, at a minimum, shall provide for or describe:

(i)

a comprehensive budget for 2011, including income statement and balance sheet projections; and

(ii)

a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)

During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank and the DFI at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

9.

(a)

Baylake  and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”), and, as to the Bank, the DFI.

(b)

Baylake shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)

Baylake and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)

All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and loan loss reserve needs; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, Baylake and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at
page 4-323).

Debt and Stock Redemption

10.

(a)

Baylake and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)

Baylake shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow

11.

Within 60 days of this Agreement, Baylake shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2011.  Baylake shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

12.

In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Baylake and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

13.

Baylake and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

14.

Within 30 days after the end of each calendar quarter following the date of this Agreement, Baylake’s and the Bank’s boards of directors shall submit to the Reserve Bank and the DFI written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Program

15.

(a)

The Bank and, as applicable, Baylake shall submit written plans and a program that are acceptable to the Reserve Bank and the DFI within the applicable time periods set forth in paragraphs 2, 4(a), 4(b), 5(c), 6, and 7 of this Agreement.

(b)

Within 10 days of approval by the Reserve Bank and the DFI, the Bank and, as applicable, Baylake shall adopt the approved plans and program.  Upon adoption, the Bank and, as applicable, Baylake shall promptly implement the approved plans and program and thereafter fully comply with them.

(c)

During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the DFI.

Communications

16.

All communications regarding this Agreement shall be sent to:

(a)

Mr. David A. Ward

Assistant Vice President

Federal Reserve Bank of Chicago

230 South LaSalle Street

Chicago, Illinois  60604

(b)

Mr. Michael J. Mach

Administrator

Division of Banking

Wisconsin Department of Financial Institutions

P.O. Box 7876

Madison, Wisconsin  53507-7876

(c)

Mr. Robert J. Cera

Chief Executive Officer

Baylake Corp.

Baylake Bank

217 North 4th Avenue

Sturgeon Bay, Wisconsin 54235

Miscellaneous

17.

Notwithstanding any provision of this Agreement, the Reserve Bank and the DFI may, in their sole discretion, grant written extensions of time to Baylake and the Bank to comply with any provision of this Agreement.

18.

The provisions of this Agreement shall be binding upon Baylake, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

19.

Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the DFI.

20.

The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the DFI, or any other federal or state agency from taking any other action affecting Baylake, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

21.

Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 23rd day of December, 2010.

BAYLAKE CORP.	FEDERAL RESERVE BANK OF CHICAGO

By: /s/ Robert J. Cera	By: /s/ Mark H. Kawa
Robert J. Cera	Mark H. Kawa
Vice President

BAYLAKE BANK	STATE OF WISCONSIN
DEPARTMENT OF FINANCIAL INSTITUTIONS

By: /s/ Robert J. Cera	By: /s/ Michael J. Mach
Robert J. Cera	Michael J. Mach
Administrator